Exhibit 99.1

Bio-Path Holdings to Present at the 2021 American Association for Cancer Research Annual Meeting

HOUSTON—March 11, 2021 – Bio-Path Holdings, Inc., (NASDAQ: BPTH), a biotechnology company leveraging its proprietary DNAbilize™ liposomal delivery and antisense technology to develop a portfolio of targeted nucleic acid cancer drugs, today announced an upcoming virtual poster presentation at the 2021 American Association for Cancer Research (AACR) Annual Meeting, taking place April 10-15 and May 17-21, 2021.

Dr. Maria Gagliardi, a Research Scientist at Bio-Path Holdings, will discuss pre-clinical studies of BP1002 (liposomal Bcl-2 antisense) in combination with decitabine as a potential treatment against venetoclax-resistant cells.

Details for the virtual poster presentation are as follows:

Date: April 10, 2021

Presentation Time: 8:30 am Eastern Time

Session: Biological Therapeutic Agents

Abstract Number: 939

Title: The combination of liposomal Bcl-2 antisense oligonucleotide (BP1002) with decitabine is efficacious in venetoclax-resistant cells

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company developing DNAbilize®, a novel technology that has yielded a pipeline of RNAi nanoparticle drugs that can be administered with a simple intravenous transfusion. Bio-Path’s lead product candidate, prexigebersen (BP1001, targeting the Grb2 protein), is in a Phase 2 study for the treatment of blood cancers and prexigebersen-A, a drug product modification of prexigebersen, is under consideration by the FDA to commence Phase 1 studies in solid tumors. This is followed by BP1002, targeting the Bcl-2 protein, where it is being evaluated in a Phase 1 study in advanced lymphoma and chronic lymphocytic leukemia patients.

For more information, please visit the Company's website at http://www.biopathholdings.com.

Contact Information:

Investors

Will O’Connor

Stern Investor Relations, Inc.

212-362-1200

will@sternir.com

Doug Morris

Investor Relations

Bio-Path Holdings, Inc.

832-742-1369